Exhibit 99.2

NEWS RELEASE
NABORS PRICES $1.125 BILLION IN SENIOR UNSECURED DEBT OFFERING
HAMILTON, Bermuda, January 7, 2009 — PRNewswire-FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that its wholly owned subsidiary, Nabors Industries, Inc., has priced $1.125 billion in Senior Unsecured Notes due 2019, following the private placement offering it announced earlier today. The Notes will bear interest at a rate of 9.25 percent and will be fully and unconditionally guaranteed by Nabors Industries Ltd. The proceeds are intended to be used for the repayment or repurchase of indebtedness and general corporate purposes. The transaction is expected to close on or about January 12, 2009.
The notes were offered to qualified institutional buyers under Rule 144A and in offshore transactions pursuant to Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and actively market a fleet of approximately 525 land drilling and approximately 700 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of approximately 37 platform rigs, 13 jack-up units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.